Exhibit 10.1

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

PART I

PARTIES TO AGREEMENT

Section 1.01 - Parties:  This Amended and Restated Employment Agreement (hereinafter referred to as the “Agreement”) is entered into by and between Farmers & Merchants Bank of Central California, a California banking corporation (the “Bank”) and Farmers & Merchants Bancorp, a Delaware corporation (the “Company”) (hereinafter collectively referred to as “Employer”) and Kent A. Steinwert (hereinafter referred to as “Employee”).  Employer and Employee are sometimes collectively referred to hereinafter as the “Parties” and individually as a “Party”.

PART II

EMPLOYMENT

Section 2.01 - Employment:  Employer hereby employs Employee and Employee hereby accepts employment with Employer in accordance with the terms and conditions set forth herein.

Section 2.02 - Term of Employment:  This Agreement shall terminate on March 31, 2012 if either party shall have given the other no less than sixty (60) days advance notice of such termination in accordance with Section 11.01.  Notwithstanding the foregoing, this Agreement may be terminated pursuant to Part VII of this Agreement.  If the Agreement is not terminated pursuant to Part VII of this Agreement or pursuant to the first sentence of this Section 2.02, at the conclusion of the initial thirty-six (36) month term, this Agreement shall renew automatically for an additional two year term and for successive additional two years terms thereafter, unless a Party furnishes notice of such Party’s intention not to renew by no later than sixty (60) days prior to the expiration date of the current term of this Agreement, any such notice to be given in accordance with Section 11.01.

If Employer elects to not renew this Agreement, prior to the expiration of any current term, Employee shall be paid all accrued salary, vacation and reimbursement expenses for which expense reports have been provided to Employer in accordance with Employer’s policies and this Agreement or which are provided to Employer prior to the Separation Date (defined below) in accordance with Employer’s policies and this Agreement.  In addition to the foregoing amounts, if Employer elects to not renew this Agreement in accordance with this section, and subject to Employee’s continued employment through, and termination of employment on, the expiration of the then current term of this Agreement (which shall be the Separation Date), the Employee will be entitled to receipt of severance payments as set forth herein:

1.
Employee shall be entitled to a sum equivalent to Twenty Four (24) times the highest monthly base salary which the Employee has earned during Employee’s employment with Employer (hereinafter referred to as the “Section 2.02 Severance Payment”).  The Section 2.02 Severance Payment shall be paid in a lump sum.  Payment of such amount will be made on the 15th day of the first calendar month following Employee’s Separation Date.

2.
In addition, Employer shall pay to Employee a performance bonus in an amount equal to the average of the Employee’s annual discretionary incentive bonus for the previous two years, prorated for the number of months between the Separation Date and the end of the Employer’s last fiscal year.  The performance bonus shall be paid in a lump sum.  Payment of such amount will be made on the 15th day of the first calendar month following Employee’s Separation Date.

3.
In addition, Employee will also be entitled to payment of all vested awards of benefit plans and incentive programs in which Employee is then vested in accordance with the terms of those plans.  Any such payment or distribution from a nonqualified deferred compensation plan shall be governed by the terms of such plan relating to the timing of distributions.

PART III

DUTIES OF EMPLOYEE

Section 3.01 - General Duties:  During the term of this Agreement, Employee shall be employed as President and Chief Executive Officer of the Bank and Company, under the direction of the Bank’s and Company’s Boards of Directors and shall perform and discharge well and faithfully the duties that may be assigned to Employee from time to time thereafter by the Bank’s and Company’s Boards of Directors in connection with the conduct of Employer’s business.  Employee shall report to such Boards of Directors and shall have the powers and duties customarily associated with the office of chief executive officer.  During the term of this Agreement, the Company and the Bank shall use their best efforts to cause Employee to be elected to their respective Boards of Directors.

Section 3.02 - Outside Activities:  Employee agrees that, while employed by Employer, Employee will refrain from any outside activities or activities which actually or potentially are in direct conflict with the essential enterprise-related interest of Employer that would cause a material and substantial disruption of Employer’s operations or would be in direct competition with Employer or assist competitors of Employer.  Notwithstanding, the foregoing, it shall not be a violation of this Agreement for Employee (A) to serve on corporate, civic or charitable boards or committees, (B) deliver lectures or fulfill speaking engagements and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of Employee’s responsibilities as an employee of the Company and the Bank.

PART IV

COMPENSATION

Section 4.01 - Salary:  Employee shall be paid an annual base salary of no less than $695,016 per year.  This base salary shall be paid to Employee in such intervals and at such times as other salaried executives of Employer are paid.  Employee will be considered for salary increases at the times that other salaried executives of Employer are adjusted, and the base salary under the contract will be adjusted accordingly.

Section 4.02 - Incentive Programs:  Employee shall be eligible for an annual discretionary incentive bonus.  The amount of the bonus shall be determined by the Bank’s Board of Directors annually by January 31st of each year and shall be paid no later than February 15th of each year.  Employee shall be entitled to participate in “Farmers & Merchants Bank of Central California 2005 Deferred Bonus Plan”,  “Farmers & Merchants Bank of Central  California Executive Retention Plan”, “Farmers & Merchants Bank of Central California Split Dollar Life Insurance Plan”, “Farmers & Merchants Bank of Central California Executive Indexed Retirement Agreement” and “Farmers & Merchants Bank of Central California Deferred Compensation Plan”, the terms and conditions of which are set forth in separate agreements so titled and the contents of which are incorporated herein by this reference as though set forth in their entirety.

PART V

BENEFITS

Section 5.01 - Benefits:  Employee shall be entitled to participate in whatever vacation, medical, dental, pension, sick leave, 401(k), profit sharing, disability insurance or other plans of general application or other benefits which are in effect as to any other executive officer of Employer or as may be in effect from time to time as to any executive officer of Employer, in accordance with the rules established for individual participation in any such plan.

Section 5.02 - Company Automobile/Automobile Allowance:  Employer shall provide Employee with either an automobile for business and incidental personal use or an automobile allowance as per Bank policy.

Section 5.03 - Membership Fees:  Employer shall reimburse Employee for all appropriate and reasonable expenses incurred in performing Employee’s duties, including providing and paying for the dues and fees of membership in local service and civic clubs and/or organizations as Employer deems appropriate and necessary for enhancement of its presence within the local business community.  In order to be eligible for reimbursement of these expenses, Employee will provide Employer with receipts and documented evidence as is required by Federal and State laws and regulations.

Section 5.04 - Directors and Officers Liability Insurance Coverage:  Employer shall provide directors and officers liability insurance coverage for the protection of Employee on terms and conditions no less favorable to Employee than are in effect on the date that this Agreement shall become effective. Following any termination of Employee’s employment with Employer, such coverage shall be continued under substantially the same terms and conditions as are in effect immediately prior to such termination of employment at no cost to Employee until all applicable statutes of limitation expire with respect to claims arising prior to such termination of employment and shall also continue to make indemnification and advancement of litigation expense payments to Employee to the maximum extent and for the maximum period permitted by law.

PART VI

EXPENSES

Section 6.01 - Travel and Entertainment Expenses:  During the term of this Agreement, Employer shall reimburse Employee for reasonable out of pocket expenses incurred in connection with Employer’s business, including travel expenses, food and lodging while away from Employee’s home, subject to such policies as Employer may from time to time establish for its executive officers.  Employee shall keep records of Employee’s travel and entertainment expenses in a form suitable to the Internal Revenue Service and the Franchise Tax Board to qualify this reimbursement as a federal and state income tax deduction for Employer.  In addition, Employee shall provide Employer with receipts for all expenses for which Employee seeks reimbursement.

PART VII

TERMINATION OF EMPLOYMENT

Section 7.01 - Termination at Option of Employer:  Employer may terminate this Agreement at any time and without cause by giving Employee sixty (60) days written notice of Employer’s intent to terminate this Agreement.  The 60th day after notice shall be deemed to be the Employee’s Separation Date.  In the event Employee’s employment is terminated pursuant to this section, Employee shall be paid all accrued salary, vacation and reimbursement expenses for which expense reports have been provided to Employer in accordance with Employer’s policies and this Agreement or which are provided to Employer prior to the Separation Date in accordance with Employer’s policies and this Agreement.  In addition to the foregoing amounts, if Employee is terminated pursuant to this section, and subject to Employee’s continued employment through, and termination of employment on, the Separation Date, Employee will be entitled to receipt of additional severance payments as set forth herein:

1.
Employee shall be entitled to a sum equivalent to Twenty Four (24) times the highest monthly base salary which Employee has earned during Employee’s employment with Employer (hereinafter referred to as the “Section 7.01 Severance Payment”)  The Section 7.01 Severance Payment shall be paid in a lump sum.  Payment of such amount will be made on the 15th day of the first calendar month following Employee’s Separation Date.

2.
In addition, Employer shall pay to Employee a performance bonus in an amount equal to the average of the Employee’s annual discretionary incentive bonus for the previous two years, prorated for the number of months between the Separation Date and the end of Employer’s last fiscal year. The performance bonus shall be paid in a lump sum.  Payment of such amount will be made on the 15th day of the first calendar month following Employee’s Separation Date.

3.
In addition, Employee will also be entitled to payment of all vested awards of benefit plans and incentive programs in which Employee is vested in accordance with the terms of those plans.  Any such payment or distribution from a nonqualified deferred compensation plan shall be governed by the terms of such plan relating to the timing of distributions.

Section 7.02 - Termination for Cause:  Employer may terminate Employee’s employment at any time “for cause” upon written notice to Employee, setting forth in reasonable detail the basis for the determination of “for cause” (as defined herein).  “For cause” shall be defined as conviction of a felony resulting in a material adverse economic effect on Employer; provided that the determination of such material adverse economic effect shall in any case be made pursuant to a resolution duly adopted by a vote of no less than two-thirds (2/3’s) of the entire Board of Directors of the Bank at a meeting duly held and called for such purpose; and provided further, that Employee shall be given reasonable notice of such meeting and shall have the opportunity, together with counsel, to be heard before the Board of Directors at any such meeting.  Termination under such circumstance shall be effective immediately upon receipt of the notice by Employee, and the date on which the notice is received shall be deemed to be the Separation Date.  In the event Employee is terminated pursuant to this Section, Employee shall be entitled only to accrued salary, vacation and reimbursement expenses for which expense reports have been provided to Employer in accordance with Employer’s policies and this Agreement or which are provided to Employer prior to the Separation Date in accordance with Employer’s policies and this Agreement and shall be entitled to no further compensation or severance payment of any nature, provided however, the Employee will also be entitled to payment of all vested awards of benefit plans and incentive programs which Employee is vested in accordance with the terms of those plans.  Any such payment or distribution from a nonqualified deferred compensation plan shall be governed by the terms of such plan relating to the timing of distributions.  If a “change of control” (as defined below) shall have occurred prior to Employee’s termination pursuant to this Section 7.02, the provisions of Section 7.04 shall continue to apply  notwithstanding Employee’s subsequent termination.

Section 7.03 - Termination at Option of Employee:  This Agreement may be terminated by Employee at Employee’s sole discretion by giving sixty (60) days written notice of termination to Employer.  In the event Employee terminates his employment pursuant to this Section, Employee shall be entitled to all accrued salary earned up to Employee’s Separation Date, provided Employee continues productive employment until such date, vacation and reimbursement expenses for which expense reports have been provided to Employer in accordance with Employer’s policies and this Agreement or which are provided to Employer prior to the Separation Date in accordance with Employer’s policies and this Agreement.  Alternatively; Employer may, at its option, at any time after Employee gives written notice of resignation as herein provided, pay Employee’s accrued salary up to and including the effective date of separation set forth in Employee’s resignation notice, and thereupon immediately release and terminate Employee.  In addition, Employee will also be entitled to payment of all vested awards of benefit plans and incentive programs which Employee is fully or partially vested in accordance with the terms of those plans.  Any such payment or distribution from a nonqualified deferred compensation plan shall be governed by the terms of such plan relating to the timing of distributions.

Section 7.04 - Change of Control:  In the event of a Change of Control of Employer (as defined below) during the term of this Agreement and prior to Employee’s termination of employment, Employer will provide Employee with a package equal to (1) Twenty Four times the highest monthly base salary which the Employee has earned during Employee’s employment with Employer, (2) a performance bonus in an amount equal to Employee’s previous two years annual discretionary incentive bonuses, (3) Employee’s monthly premium for continuation coverage under COBRA (as defined in Section 7.06), determined as of the closing of the Change of Control,  multiplied by Thirty-Six (36) months, whether or not such continuation coverage is elected by Employee, and (4) a gross-up payment as defined and set forth herein in section 7.04.2.  In addition, Employee will also be entitled to payment of all vested awards of benefit plans and incentive programs in which Employee is vested in accordance with the terms of those plans.  On the closing of the Change of Control transaction , Employee shall receive disbursement of payments due Employee under this section, except for payments or distributions from or pursuant to any nonqualified deferred compensation plan, in one lump sum payment less any withholding required by state, federal or local law.  The preceding sentence notwithstanding, any such payment or distribution from or pursuant to any nonqualified deferred compensation plan shall be governed by the terms of such plan relating to the timing of distributions.  If Employee becomes entitled to payment under this Section 7.04, Employee shall not be entitled to payment under Sections 2.02, 7.01 or 7.05 notwithstanding Employee’s subsequent termination of employment.

1.
Change of Control means a change of control of the Employer that satisfies the requirements for a change in the ownership or effective control of the Employer, or a change in the ownership of a substantial portion of the assets of the Employer, under Section 409A (see Section 10.02 of this Agreement), as determined pursuant to applicable guidance thereunder.

2.
Gross-Up Payment:  Employee shall be entitled to a “Gross-Up Payment “ under the terms and conditions set forth herein, and such payment shall include the Excise Tax reimbursement due pursuant to section 7.04.2.a and any federal and state tax reimbursements due pursuant to section 7.04.2.b.

a.
In the event that any payment or benefit (as those terms are defined within the meaning of Internal Revenue Code Section 280G(b)(2)) paid, payable, distributed or distributable to the Employee (hereinafter referred to as “Payments”) pursuant to the terms of this Agreement or otherwise in connection with or arising out of Employee’s employment with Employer or a change of control would be subject to the Excise Tax imposed by Section 4999 of the Internal Revenue code or any interest or penalties are incurred by Employee with respect to such Excise Tax, then Employee will be entitled to receive an additional payment (“Gross-Up Payment”) in an amount equal to the total Excise Tax, interest and penalties imposed on Employee as a result of the payment and the Excise Taxes on any federal and state tax reimbursements as set forth in Section 7.04.2.b.

b.
If Employer is obligated to pay Employee pursuant to Section 7.04.2.a, Employer also shall pay Employee an amount equal to the “total presumed federal and state taxes” that could be imposed on Employee with respect to the Excise Tax reimbursements due to Employee pursuant to Section 7.04.2.a and the federal and state tax reimbursements due to Employee pursuant to this section.  For purposes of the preceding sentence, the “total presumed federal and state taxes” that could be imposed on Employee shall be conclusively calculated using a combined tax rate equal to the sum of the (a) the highest individual income tax rate in effect under Federal tax law applicable to Employee and (ii) the tax laws of the state in which Employee resides on the date that the payment is computed and (b) the hospital insurance portion of FICA.

c.
No adjustments will be made in this combined rate for the deduction of state taxes on the federal return, the loss of itemized deductions or exemptions, or for any other purpose for paying the actual taxes.

It is further intended that in the event that any payments would be subject to other “penalty” taxes (in addition to the Excise Tax in section 7.04.2.a) imposed applicable federal tax law, that these taxes would also be included in the calculation of the Gross-Up Payment, including any federal and state tax reimbursements pursuant to section 7.04.2.b.

3.
Determination of Eligibility for and Amount of Gross-Up Payment:  An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made at Employer’s expense by an accounting firm appointed by Employer prior to any change of control.  The accounting firm shall provide its determination, together with detailed supporting calculations and documentation to Employer and Employee prior to submission of the proposed change of control to Employer’s shareholders, Board of Directors or appropriate regulators for approval.  If the accounting firm determines that no Excise Tax is payable by Employee with respect to a Payment or Payments, it shall furnish Employee with an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to any such Payment or Payments.  Within ten (10) days of the delivery of the determination to Employee, Employee shall have the right to dispute the determination.  The existence of the dispute shall not in any way affect Employee’s right to receive the Gross-Up Payment in accordance with the determination.  Upon the final resolution of a dispute, Employer or its successor shall promptly pay to Employee any additional amount required by such resolution.  If there is no dispute, the determination shall be binding, final and conclusive upon Employer and Employee, except to the extent that any taxing authority subsequently makes a determination that the Excise Tax or additional Excise Tax is due and owing on the payments made to Employee.  If any taxing authority determines that the Excise Tax or additional Excise Tax is due and owing, Employer or the entity acquiring control of Employer shall pay the Excise Tax and any penalties assessed by such taxing authority.

4.
Excise Tax Withholding:  Notwithstanding anything contained in this Agreement to the contrary, in the event that according to the determination, an Excise Tax will be imposed on any Payment or Payments, Employer or its successor shall pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that Employer has actually withheld from the Payment or Payments.

Section 7.05 - Option to Terminate on Permanent Disability of Employee:  Employer is hereby given the option to terminate this Agreement in the event that during the term of this Agreement, Employee shall become “permanently disabled”, as the term “permanently disabled” is defined herein.  Such option shall be exercised by Employer giving sixty (60) days notice to Employee pursuant to Section 11.01 of this Agreement (“Notice of Termination”). On the giving of the Notice of Termination, this Agreement and the terms hereof shall cease and come to an end on the sixtieth day after the notice is given to the Employee, which shall be deemed the Separation Date, subject to the provisions set forth below in this Section 7.05.

In the event Employee is terminated pursuant to this Section, Employee shall be entitled to accrued salary and vacation on the employment termination date, including accrued salary and vacation for the time period in which Employee failed or refused to perform his duties and/or absented himself from his duties.  Employee shall also be entitled to reimbursement expenses for which expense reports have been provided to Employer in accordance with Employer’s policies and this Agreement or which are provided to Employer prior to the termination date of the Agreement in accordance with Employer’s policies and this Agreement.  In addition to the foregoing amounts, if Employee is terminated pursuant to this section of the Agreement, Employee will be entitled to receipt of the additional payments following his Separation Date as and when set forth in Section 7.01.1, 7.01.2 and 7.01.3, above.

For purposes of this Agreement, Employee shall be deemed to have become permanently disabled if Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.  Such physical or mental impairment shall be confirmed by a physician acceptable to the Employee at the request of the Employer when the Employer knows or has reason to know of such impairment.

The Notice of Termination shall be deemed withdrawn and the Agreement shall remain in effect after a Notice of Termination has been given to Employee under the following circumstances.

1.
Within thirty (30) days of the Notice of Termination being given to Employee, Employee returns to the full performance of Employee’s duties and provides medical certification that Employee can perform the essential functions of Employee’s duties with or without reasonable accommodation.

2.
Within thirty (30) days of the Notice of Termination being given to Employee, Employee requests a reasonable accommodation from Employer which would permit Employee to perform the essential functions of Employee’s duties and such reasonable accommodation can be provided by Employer without an undue hardship to Employer.

Any absence by Employee from Employee’s duties caused by ill health, physical or mental disability or illness, or for other medical causes shall automatically be considered to be a “leave” pursuant to the California Family Rights Act (CFRA) and the Family Medical Leave Act (FMLA) as of the first date of such absence caused by the ill health, physical or mental disability, illness or other medical causes.  No Notice of Termination, pursuant to this section shall be given to Employee until all leave under the CFRA, Fair Employment and Housing Act and Family Medical Leave Act has been exhausted.

Section 7.06 - Continuation of Medical Benefits:  In the event Employee’s employment is terminated Employee shall be afforded the right to continue his/her medical benefits to the extent provided in the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).  Employer shall provide Employee with the appropriate COBRA notification within the time required by the law from the Separation Date.

PART VIII

COVENANTS

Section 8.01 - Business and Trade Secrets:

1.	For the purpose of this Part VIII, the terms used herein are defined as follows.

a.
TRADE AND BUSINESS SECRETS means information, including a formula, pattern, compilation, program, device, method, technique or process that derives independent economic value, actual or potential from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

b.
PROPRIETARY AND CONFIDENTIAL INFORMATION means trade secrets, computer programs, designs, technology, ideas, know-how, processes, formulas, compositions, data, techniques, improvements, inventions (whether patentable or not), works of authorship, business and product developments, plans, customers, pricing data and other information concerning Employer’s actual or anticipated business, research or development, marketing plans and strategies, Employer’s plans for new product development, Employer’s technical designs, Employer’s data dictionaries, information relating to Employer’s financial status, and any other information that Employer marks confidential or by separate memorandum or e-mail informs Employee is confidential or that is received in confidence by or for Employer from any other person.  Also included in “Confidential Information” is any information of Employer’s customers that Employee has access to in performing Employee’s duties for Employer.

c.
COMPANY MATERIALS means documents or other media or tangible items that contain or embody PROPRIETARY AND CONFIDENTIAL INFORMATION or any other information concerning the business, operations or plans of Employer, whether such documents have been prepared by Employee or by others.  COMPANY MATERIALS include, but are not limited to blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tape or printouts, sound recordings and other printed, typewritten, handwritten or computer generated documents, as well as samples, prototypes, models, products and the like.

d.
Excluded from “Confidential Information” is information that:  (a) was in Employee’s possession or known to Employee before Employee received it from Employer; (b) is in the public domain through no fault of Employee; or (c) Employee learned from a third party not related to Employer.  Information licensed by Employer to any customer under a confidentiality restriction is not considered to be in the public domain.

2.
Nondisclosure:  Employee agrees that he will not directly nor indirectly reveal, report, publish or disclose to any person, firm, or corporation not expressly authorized in writing by Employer to receive such information any Trade and Business Secret, Proprietary and Confidential Information and Company Materials.  Employee further agrees that he will not use any Trade and Business Secret, Proprietary and Confidential Information and/or Company Materials for any purpose except to perform his employment duties for Employer and such Trade and Business Secret, Proprietary and Confidential Information and/or Company Materials may not be used or disclosed by Employee for his own benefit or purpose or for the benefit or purpose of a subsequent employer.  These agreements will continue to apply after Employee is no longer employed by the Employer so long as such Trade and Business Secrets, Proprietary and Confidential Information and Company Materials are not nor have become, by legitimate means, generally known to the public, but in no event longer than two years after such separation from Employer.

3.
Return of Employer’s Property:  After termination of his employment with Employer, upon written request of Employer, Employee will promptly deliver to Employer, without copying or summarizing, all Trade and Business Secrets, Proprietary and Confidential Information and Company Materials, that is in Employee’s possession or under Employee’s control, including, without limitation, all physical property, keys, documents, lists, electronic storage media, manuals, letters, notes, reports, including all originals, reproductions, recordings, disks, or other media.

4.
Employee acknowledges that Employee has been apprised of the provisions of Labor Code Section 2860 which provides:  “Everything which an Employee acquires by virtue of his employment, except the compensation which is due him from his Employer, belongs to the Employer, whether acquired lawfully or unlawfully, or during or after the expiration of the term of his employment.” Employee understands that any work that Employee created or helped create at the request of Employer, including user manuals, training materials, sales materials, process manuals, and other written and visual works, are works made for hire in which Employer owns the copyright.  Employee may not reproduce or publish these copyrighted works, except in the pursuit of his employment duties with Employer.

Section 8.02 - Separate Covenants:  The covenants of Part VIII of this Agreement shall be construed as separate covenants covering their particular subject mater.  In the event that any covenant shall be found to be judicially unenforceable, said covenant shall not affect the enforceability or validity of any other part of this Agreement.

Section 8.03 - Continuing Obligation:  Employee’s obligations set forth in Part VIII of this Agreement shall expressly continue in effect beyond Employee’s employment period in accordance with their terms and such obligations shall be binding on Employee’s assigns, executors, administrators and other legal representatives.

PART IX

ARBITRATION AGREEMENT

Section 9.01 - Resolution of Disputes:  Employee and Employer hereby agree to arbitrate any claim or dispute with respect to this Agreement and the agreements incorporated by reference herein (“Farmers & Merchants Bank of Central California 2005 Deferred Bonus Plan”, “Farmers & Merchants Bank of Central California Executive Retention Plan”,  “Farmers & Merchants Bank of Central California Split Dollar Life Insurance Plan”, “Farmers & Merchants Bank of Central California Executive Indexed Retirement Agreement” and “Farmers & Merchants Bank of Central California Deferred Compensation Plan”) and that such arbitration shall be the sole and exclusive remedy for resolving any and all such claims and disputes.  The decision reached in arbitration as to any such claim or dispute shall be final and binding on the Parties.  Employee understands that by signing this Agreement, Employee waives the right to a jury trial in civil court.

Section 9.02 - Arbitration Procedure:  To exercise a party’s right to arbitration under this Agreement, the party must reduce to writing the details of any claim or dispute and serve it upon the other party within the time period specified by California Law as the appropriate statute of limitations.

Any such arbitration shall be conducted pursuant to the provisions of Title 9 of Part III of the California Code of Civil Procedure, commencing at section 1280, et. seq. (or any successor or replacement statutes).  There shall be no restrictions on discovery and such shall be permitted pursuant to California Law.  The arbitrator shall be empowered with the right to issue subpoenas as to documents and witnesses.

Section 9.03 - Selection and Scope of Arbitrator:  Any such arbitration will be conducted before a single arbitrator selected in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association.  The arbitration will be held in San Joaquin, Sacramento or Stanislaus County as designated by Employer.  All fees and expenses charged by AAA or the arbitrator relating to the arbitration shall be paid by Employer.  Except as provided for under Section 11.06 of this Agreement, each party shall pay for the fees and costs of its’ own attorneys, experts, witnesses, transcripts, exhibits, preparation for the proceeding, and briefs unless a party prevails on a claim for which attorney’s fees and/or costs are recoverable by statue or contract.

The arbitrator shall be authorized to award damages supportable by the evidence to the extent authorized by California Law and shall further be authorized to grant remedies in law and in equity.  The arbitrator shall only be authorized to exercise the power specifically enumerated in this Agreement and to decide the dispute(s) in accordance with the governing principles of law and equity.  The arbitrator shall have no authority to alter, amend, or modify the terms of this Agreement.  Should any party fail to appear or participate in the arbitration proceeding, the arbitrator may make a decision based on the evidence presented in the proceeding by the appearing party of the dispute.  The arbitrator shall issue a written award within sixty (60) calendar days of the date the matter is submitted.  The award shall be accompanied by a writing that shall set forth the essential facts and conclusions used by the arbitrator in reaching that decision.

Section 9.04 - Exclusive Forum:  Employee and Employer agree that arbitration shall be the exclusive forum for resolving all disputes.  Either Party may bring an action in any court of competent jurisdiction to enforce an arbitration award.

The Parties retain all rights to enter into agreements regarding arbitration after any dispute has arisen.

Section 9.05 - Severability:  If any provision of this Part IX is adjudged to be void or otherwise unenforceable in whole or in part, such adjudication shall not affect the validity of the remainder of this Agreement.

Section 9.06 - Continuation:  The rights and agreements in this Part IX shall survive the termination of this Agreement and Employee’s employment with Employer and remain in full force and effect thereafter.

PART X

TAXES

Section 10.01 - Withholding:  All payments to be made to Employee under this Agreement will be subject to required withholding of federal, state and local income and employment taxes as applicable.

Section 10.02 - Section 409A:

a.
Notwithstanding any provision to the contrary in this Agreement, the Company shall delay the commencement of payments or benefits coverage to which Employee would otherwise become entitled under the Agreement in connection with Employee’s termination of employment until the earlier of (i) the expiration of the six-month period measured from the date of Employee’s “separation from service” with the Company (as such term is defined in Treasury Regulations issued under Section 409A of the Code (defined below)) or (ii) the date of Employee’s death, if the Company in good faith determines that Employee is a “specified employee” within the meaning of that term under Code Section 409A at the time of such separation from service and that such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code.  Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Section10.02 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments and benefits due under the  Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

b.
In addition, to the extent the Company is required pursuant to this Agreement to reimburse expenses incurred by Employee, and such reimbursement obligation is subject to Section 409A of the Code, the Company shall reimburse any such eligible expenses by the end of the calendar year next following the calendar year in which the expense was incurred, subject to any earlier required deadline for payment otherwise applicable under this Agreement; provided, however, that the following sentence shall apply to any tax gross-up payment and related expense reimbursement obligation, including any payment obligations described in Section 7.04, to the extent subject to Section 409A.  Any such tax gross-up payment will be made by the end of the calendar year next following the calendar year in which Employee remits the related taxes.

c.
For purposes of the provisions of this Agreement which require commencement of payments or benefits subject to Section 409A upon a termination of employment, the terms “termination of employment” and “Separation Date” shall mean a “separation from service” with the Company (as such term is defined in Treasury Regulations issued under Code Section 409A), notwithstanding anything in this Agreement to the contrary.

d.
In each case where this Agreement provides for the payment of an amount that constitutes nonqualified deferred compensation under Section 409A to be made to the Employee within a designated period and such period begins and ends in different calendar years, the exact payment date within such range shall be determined by the Employer, in its sole discretion, and the Employee shall have no right to designate the year in which the payment shall be made.

e.	Any series of payments provided under this Agreement shall for all purposes of Code Section 409A be treated as a series of separate payments and not as single payments.

f.	The provisions of this Section 10.02 are intended to comply with Code Section 409A and shall be interpreted consistent with such section.

PART XI

GENERAL PROVISIONS

Section 11.01 - Notices:  Any notice to be given to Employer under the terms of this Agreement, and any notice to be given to Employee shall be addressed to such Party at the mailing address the Party may hereafter designate in writing to the other.  Any such notice shall be deemed to have been duly given four days after the same shall be enclosed in a properly sealed and addressed envelope, registered or certified, and deposited (postage or registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government or upon actual delivery to the Party by messenger or delivery service, with receipt acknowledged in writing by the Party to whom such notice is addressed.

Section 11.02 - Entire Agreement:  This Agreement and the agreements incorporated by reference herein (“Farmers & Merchants Bank of Central California 2005 Deferred Bonus Plan”, “Farmers & Merchants Bank of Central California Executive Retention Plan”, “Farmers & Merchants Bank of Central California Split Dollar Life Insurance Plan”, “Farmers & Merchants Bank of Central California Executive Indexed Retirement Agreement” and “Farmers & Merchants Bank of Central California Deferred Compensation Plan”) supersede any and all other agreements or understandings, whether oral, implied, or in writing, between the parties hereto with respect to the subject matter hereof and contain all of the covenants and agreements between the Parties with respect to such matters in their entirety.  Each Party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any Party, or anyone acting on behalf of any Party, which is not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding.  Any modification(s) to this Agreement will be effective only if in writing and signed by the Parties hereto.

Section 11.03 - Partial Invalidity:  If any provisions in this Agreement are held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

Section 11.04 - Continuing Obligations:  The obligations of the covenants contained in this Agreement shall survive the termination of the Agreement and any employment relationship between Employer and Employee.  Accordingly, neither Employer, nor Employee shall be relieved of the continuing obligations of the covenants contained in this Agreement.

Section 11.05 - Employee’s Representations:  Employee represents and warrants that Employee is free to enter into this Agreement and to perform each of the terms and covenants in it.  Employee represents and warrants that Employee is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and that Employee’s execution and performance of this Agreement is not a violation or breach of any other agreement between Employee and any other person or entity.

Section 11.06 - Attorney Fees:  Following a Change of Control as defined in Section 7.04 of this Agreement, Employer agrees, on request by Employee, to promptly advance to Employee any attorneys fees and costs incurred by Employee in connection with any claim or dispute between the Parties hereto with respect to this Agreement, any agreements incorporated by reference herein, or the employment relationship existing hereunder, subject to Employer’s right to recover any amount so advanced in the event that Employee shall not be the prevailing party in any litigation or arbitration arising from any such claim or dispute.  Employer shall bear the expense of its own attorney’s fees and costs incurred in connection with any such claim or dispute or litigation or arbitration arising therefrom.

Section 11.07 - Governing Law:  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California.

Section 11.08 - Superseding Effect of this Agreement:  This Agreement, upon its effective date, shall amend and restate in its entirety and shall thereby supersede that certain Employment Agreement dated January 1, 2005 among the Parties.

Section 11.09 - Full Settlement:  Employer’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be not be affected by any set off, counterclaim, recoupment, defense or other claim, right or action which Employer may have against Employee or others. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement and such amount shall not be reduced whether or not Employee obtains other employment.

Section 11.10 - Successors:  This Agreement shall be binding upon and enforceable against any successors to Employer. No duties provided for under this Agreement may be delegated by any of the parties hereto.  Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and assets of Employer to assume expressly and agree to perform this Agreement in the same matter and to the same extent that Employer would be required to perform it if no such succession had taken place. As used herein, the term “Employer” shall mean Employer as hereinbefore defined and any successor to its business and assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise. This Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives.

Section 11.11 - No Waiver:  The failure of any of the Parties hereto to insist on strict compliance with any provision of this Agreement, or the failure to assert any right of any Party hereto may have hereunder, shall not be deemed to be a waiver of such provision or right or of any other provision or right contained in this Agreement.

The effective date of this Agreement shall be April 1, 2009.

FARMERS & MERCHANTS BANK OF CENTRAL CALIFORNIA
and FARMERS & MERCHANTS BANCORP

By:		Date: March 5, 2009
Ole R. Mettler
Chairman of the Board

Stewart C. Adams, Jr.
Chairman of the Personnel Committee

on behalf of FARMERS & MERCHANTS BANK OF CENTRAL CALIFORNIA and FARMERS & MERCHANTS BANCORP

Employee:
	Kent A. Steinwert	Date: March 5, 2009